                                                                    EXHIBIT 99.3

                              INKTOMI CORPORATION

           INDEX TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Accountants..............................................................................     F-2

Supplementary Consolidated Balance Sheets......................................................................     F-3

Supplementary Consolidated Statements of Operations............................................................     F-4

Supplementary Consolidated Statements of Changes in Stockholders' Equity.......................................     F-5

Supplementary Consolidated Statements of Cash Flows............................................................     F-6

Notes to Supplementary Consolidated Financial Statements.......................................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Inktomi Corporation

In our opinion, the accompanying supplementary consolidated balance sheet and the related supplementary consolidated statement of operations, changes in stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Inktomi Corporation and its subsidiaries at September 30, 1998 and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As described in Note 1, on October 1, 1999 Inktomi Corporation acquired WebSpective Software, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the acquisition of WebSpective Software, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Inktomi Corporation and its subsidiaries after financial statements following the date of consummation of the business combination are issued.



PRICEWATERHOUSECOOPERS LLP
San Francisco, California
October 16, 1998, except as to the
 pooling of interests with Impulse!
 Buy Network, Inc. which is as of
 April 30, 1999, and the pooling
 of interests of WebSpective
 Software, Inc. which is as of
 October 1, 1999.

                              INKTOMI CORPORATION

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)


                                                                                            September 30,        June 30,
                                                                                                1998               1999
                                                                                          -----------------   ---------------
                                                                                                                (unaudited)
                                        Assets
Current assets
  Cash and cash equivalents............................................................           $ 33,050          $ 35,634
  Short-term investments...............................................................             19,752            82,707
                                                                                                  --------          --------
   Total cash, cash equivalents and short-term investments.............................             52,802           118,341
  Accounts receivable, net of allowances of $632 and $1,368, respectively..............              5,103            14,337
  Prepaid expenses and other current assets............................................                755             1,537
                                                                                                  --------          --------
   Total current assets................................................................             58,660           134,215
Property and equipment, net............................................................             18,096            27,652
Security deposits and other long-term assets...........................................                225             2,233
                                                                                                  --------          --------
   Total assets........................................................................           $ 76,981          $164,100
                                                                                                  ========          ========

                       Liabilities and Stockholders' Equity

Current liabilities
  Current portion of notes payable.....................................................           $  3,921          $  5,117
  Current portion of capital lease obligations.........................................              2,073             2,643
  Accounts payable.....................................................................              5,063             6,935
  Accrued liabilities..................................................................              7,395             9,293
  Deferred revenue.....................................................................              1,979             6,142
                                                                                                  --------          --------
   Total current liabilities...........................................................             20,431            30,130
  Notes payable........................................................................              4,378             7,954
  Capital lease obligations, less current portion......................................              4,677             2,569
                                                                                                  --------          --------
   Total liabilities...................................................................             29,486            40,653
Commitments (Note 6)
Stockholders' equity
  Common Stock, $0.001 par value; Authorized:
   100,000 at September 30, 1998 and 300,000 at June 30, 1999 (unaudited);
   Outstanding: 48,158 at September 30, 1998 and 51,035 at June 30, 1999
   (unaudited).........................................................................                 48                51
  Additional paid-in capital...........................................................             97,728           195,062
  Deferred compensation and other......................................................             (3,419)           (1,894)
  Accumulated deficit..................................................................            (46,862)          (69,772)
                                                                                                  --------          --------
   Total stockholders' equity..........................................................             47,495           123,447
                                                                                                  --------          --------
   Total liabilities and stockholders' equity..........................................           $ 76,981          $164,100
                                                                                                  ========          ========



The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                         For the Year           For the Nine Months     For the Nine Months
                                                   Ended September 30, 1998     Ended June 30, 1998     Ended June 30, 1999
                                                   ------------------------     -------------------     -------------------
                                                                                    (unaudited)             (unaudited)
Revenues
 Network products...............................               $  8,856                   $  4,261                $ 26,908
 Portal services................................                 12,476                      8,419                  19,477
                                                               --------                    --------                --------
     Total revenues.............................                 21,332                      12,680                  46,385
Operating expenses
 Cost of revenues...............................                  5,026                       3,032                   8,664
 Sales and marketing............................                 25,145                      14,924                  37,328
 Research and development.......................                 16,260                      10,580                  20,975
 General and administrative.....................                  5,267                       3,531                   5,452
 Acquisition related costs......................                  1,018                          --                   1,110
                                                               --------                    --------                --------
     Total operating expenses...................                 52,716                      32,067                  73,529
                                                               --------                    --------                --------
Operating loss..................................                (31,384)                    (19,387)                (27,144)
Other income, net...............................                    510                          19                   2,394
                                                               --------                    --------                --------
     Net loss...................................               $(30,874)                   $(19,368)               $(24,750)
                                                               ========                    ========                ========
Basic and diluted net loss per share............                 $(0.78)                     $(0.52)                 $(0.50)
                                                               ========                    ========                ========
 Shares used in calculating basic and diluted
  net loss per share............................                 39,626                      36,971                  49,971
                                                               ========                    ========                ========



The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    For the year ended September 30, 1998
     and the nine months ended June 30, 1999 (unaudited)  (in thousands)


                                        Convertible
                                      Preferred Stock      Common Stock     Additional     Deferred
                                     ------------------   ---------------    Paid-in     Compensation    Accumulated
                                      Shares    Amount    Shares   Amount    Capital       & Other         Deficit        Total
                                     --------   -------   ------   ------   ----------   -------------   ------------   ---------
Balance, October 1, 1997  ......      14,938      $ 15    12,262      $12     $ 20,752        $   909       $(15,988)   $  5,700
Issuance of Preferred Stock,
 net of issuance costs of $1,128...    3,298         3                          12,884                                    12,887
Issuance of Common Stock   for
 cash, notes, or   services,
 including for exercise of
 options and warrants  ............                        9,557       10       48,742         (1,886)                    46,866
Exercise of Preferred Stock
 warrants  ........................    1,225         1                           4,071                                     4,072
Conversion of Preferred Stock
 to Common Stock  .................  (19,461)      (19)   26,339       26        8,476                                     8,483
Stock compensation in
 connection with issuance of                                                     2,394         (2,078)                       316
 stock options  ...................
Foreign currency translation  .....                                                               (49)                       (49)
Stock compensation in
 connection with issuance   of
 stock options by Impulse! Buy                                                     409           (315)                        94
 Network  .........................
Net loss  .........................                                                                          (30,874)    (30,874)
                                     -------    ------    ------      ---     --------        -------       --------    --------
Balance, September 30, 1998  ......       --        --    48,158       48       97,728         (3,419)       (46,862)     47,495
Issuance of Common Stock in
 public offering net of
 issuance costs of $680  ..........                        1,333        1       88,865                                    88,866
Issuance of Common Stock   for
 cash, notes, or   services,
 including for exercise of
 options and warrants  ............                        1,544        2        6,412          1,678                      8,092
Stock compensation in
 connection with issuance   of
 stock options by Impulse! Buy
 Network and WebSpective                                                         2,057         (1,917)                       140
 Software, Inc.  ..................
Amortization of stock
 compensation  ....................                                                               635                        635
Repayment of shareholder loans  ...                                                               526                        526
Foreign currency translation  .....                                                              (132)                      (132)
Unrealized gain on short term
 investments  .....................                                                               735                        735
Adjustment to conform
 WebSpective's year end  ..........                                                                            1,840       1,840
Net loss  .........................                                                                          (24,750)    (24,750)
                                     -------    ------    ------      ---     --------        -------       --------    --------
Balance, June 30, 1999
 (Unaudited)  .....................       --      $ --    51,035      $51     $195,062        $(1,894)      $(69,772)   $123,447
                                     =======    ======    ======      ===     ========        =======       ========    ========



The accompanying notes are an integral part of these supplementary consolidated financial statements.

                              INKTOMI CORPORATION

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                       For the               For the                For the
                                                                     Year Ended            Nine Months            Nine Months
                                                                 September 30, 1998    Ended June 30, 1998    Ended June 30, 1999
                                                                 -------------------   --------------------   --------------------
                                                                                           (unaudited)            (unaudited)
Cash flows from operating activities:
   Net loss....................................................          $ (30,874)             $ (19,368)             $ (24,750)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation and amortization...........................              3,955                  2,425                  8,252
       Provision for doubtful accounts.........................                551                    214                    736
       Stock based compensation................................                980                    232                  2,314
       Gain on equipment disposal..............................                 19                      1                     18
          Changes in operating assets and liabilities
          Accounts receivable..................................             (4,600)                (1,535)                (9,908)
          Prepaid expenses and other assets....................               (194)                  (355)                (2,839)
          Accounts payable.....................................              2,484                  2,165                  1,995
          Deferred revenue.....................................              1,021                  1,496                  4,982
          Accrued liabilities and other........................              6,190                  2,685                  1,726
                                                                         ---------              ---------             ----------
            Net cash used in operating activities..............            (20,468)               (12,040)               (17,474)

Cash flows from investing activities:
   Purchases of short-term investments.........................            (32,834)               (18,810)              (108,140)
   Proceeds from the sale of short-term investments............             13,091                  1,751                 45,920
   Purchase of property and equipment..........................             (7,301)                (4,543)               (17,574)
   Proceeds from sale of equipment.............................                928                    928                     --
                                                                         ---------              ---------             ----------
            Net cash used in investing activities..............            (26,116)               (20,674)               (79,794)

Cash flows from financing activities:
   Proceeds from notes payable.................................              2,956                  2,457                  7,065
   Repayments on notes payable.................................             (2,338)                  (990)                (2,293)
   Payments on obligations under capital leases................               (353)                  (214)                (1,538)
   Proceeds from stockholder loans.............................                 --                     --                    526
   Proceeds from issuance of Redeemable Convertible Preferred
     Stock, net of issuance costs..............................              8,337                  8,337                     48

   Proceeds from issuance of Preferred Stock, net of issuance
     costs.....................................................             16,186                 13,887                     (5)
  Proceeds from exercise of stock options and warrants.........              4,962                  5,016                  3,121
  Repurchase and retirement of Common Stock....................                (10)                    (1)                    (1)
  Purchase of Common Stock held in Treasury, net of issuance
     costs.....................................................                 (4)                    --                     (7)
  Proceeds from issuance of Common Stock.......................             42,026                 39,967                 91,959
                                                                         ---------              ---------             ----------
            Net cash provided by financing activities..........             71,762                 68,459                 98,875
                                                                         ---------              ---------             ----------
Effect of exchange rates on cash and cash equivalents..........                (49)                    --                   (132)
Increase in cash and cash equivalents..........................             25,129                 35,745                  1,475
Adjustment to conform WebSpective's year end...................                 --                    735                  1,109
Cash and cash equivalents at beginning of period...............              7,921                  7,921                 33,050
                                                                         ---------              ---------             ----------
Cash and cash equivalents at end of period.....................          $  33,050              $  44,401              $  35,634
                                                                         =========              =========              =========



The accompanying notes are an integral part of these supplementary consolidated financial statements

                              INKTOMI CORPORATION

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (Information as of June 30, 1999 and for the nine month period then ended is unaudited)

(1) Significant Accounting Policies:

Organization:

     Inktomi Corporation ("Inktomi" or the "Company") was incorporated in February 1996 to develop and market scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks. From February 1996 to May 1996, Inktomi's operations consisted primarily of start-up activities, including research and development of Inktomi's core coupled cluster software architecture and data flow technology, personnel recruiting and capital raising. In May 1996, Inktomi released the first commercial application based on its core technology, a search engine that enables customers to provide a variety of Internet search services to end users. In December 1997, Inktomi began licensing Traffic Server, Inktomi's second application, a large-scale network cache designed to address capacity constraints in high-traffic network routes. In September 1998, Inktomi initiated its third application through its acquisition of C\\2\\B Technologies Inc. ("C\\2\\B"), a developer of online shopping technology. The Company issued 3,782,628 shares of its Common Stock in exchange for all of the outstanding shares of C\\2\\B. C\\2\\B recognized no revenues since inception, raised $5.9 million through various stock issuances, and recorded losses of $1.7 million and $5.0 million for the years ended September 30, 1997 and 1998 respectively. The transaction was accounted for as a pooling of interests. In April 1999, Inktomi acquired Impulse! Buy Network, Inc. ("Impulse! Buy"), a developer of online merchandising software, to supplement the functionality of the shopping engine. Under the terms of the merger agreement, Inktomi acquired all outstanding shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of Impulse! Buy in exchange for 899,967 shares of Inktomi Common Stock. The transaction was accounted for as a pooling of interests. Impulse! Buy revenues since inception, were not significant. Impulse! Buy raised $4.3 million through various stock issuances in 1997 and 1998 and had net losses of $2.2 million in the year ended September 30, 1998.

     On October 1, 1999, Inktomi acquired WebSpective Software, Inc. ("WebSpective"), a developer of online operations management solutions software for commerce-critical web sites. WebSpective's software and related services allow users to effectively manage multi-server, multi-location web environments. Under the terms of the merger agreement, Inktomi acquired all shares of capital stock and assumed all outstanding warrants, stock options and stock purchase rights of WebSpective in exchange for 827,524 shares of Inktomi Common Stock. The transaction was accounted for as a pooling of interests. The Company will record acquisition costs of approximately $3.8 million in the quarter ending December 31, 1999 as a result of the acquisition, primarily for investment banking fees, accounting, legal and other expenses. WebSpective revenues since inception were $2.3 million. WebSpective raised $12.4 million through various stock issuances since its inception in March 1997, and had net losses of $6.4 million and $3.6 million in the period ended December 31, 1998 and the nine month period ended June 30, 1999 (unaudited), respectively. Prior to the merger with Inktomi, WebSpective used a fiscal year ending December 31. On October 1, 1999, the reporting periods of Inktomi and WebSpective will be conformed, and results of operations will be combined. As a result of conforming the reporting periods of Inktomi and WebSpective, the operating results of WebSpective's three month period ended December 31, 1998 are included in the restated financial statements for both the fiscal year ended September 30, 1998, and the nine month period ended June 30, 1999. Net loss for this period of approximately $1.8 million is reflected as an adjustment to conform WebSpective's year end in these supplementary financial statements.

  These financial statements present the supplementary consolidated financial statements of the Company and WebSpective.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

Stock Splits:

     In May 1998, Inktomi's Board of Directors and stockholders approved a 2:3 reverse stock split of the Company's Common Stock.

     In December 1998, Inktomi's Board of Directors approved a two-for-one stock split (in the form of a 100% stock dividend) of the Company's Common Stock.

     Historical weighted average shares outstanding and loss per share amounts have been restated to reflect both stock splits and the pooling of interests with C\\2\\B, Impulse! Buy, and WebSpective.

Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Inktomi Limited, a United Kingdom subsidiary formed in October 1997. All intercompany balances and transactions have been eliminated in the supplementary consolidated financial statements.

Cash and Cash Equivalents:

     Cash and cash equivalents are stated at cost, which approximates fair value. The Company includes in cash equivalents all highly liquid investments which mature within three months of their purchase date. Cash equivalents consist primarily of high grade commercial paper, other debt instruments and money market funds.

Short-Term Investments:

     Short-term investments are comprised primarily of debt and equity securities and are classified as available-for-sale investments. The carrying value of debt security investments is adjusted to fair value with a resulting adjustment to stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Equity securities are carried at cost until evidence exists to support their realizable fair value. Realized gains and losses are recorded using the specific identification method. All investments have maturity dates of less than one year.

Property and Equipment:

     Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years. Any gains or losses on the disposal of property and equipment are recorded in the period of disposition. Assets held under capital lease and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or remaining lease term. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

Software Development Costs:

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility which, for the Company, is upon completion of a working model. To date, all such amounts have been insignificant, and accordingly, the Company has charged all software development costs and research and development costs to expenses.

Income Taxes:

     Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Impairment of Long-lived Assets:

     The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company will assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Revenue Recognition:

     Inktomi generates search services revenues (included in portal services revenues) through a variety of contractual arrangements, which include per-query search fees, search service hosting fees, advertising revenue, license fees and/or maintenance fees. Per-query, hosting and maintenance fees revenues are recognized in the period earned, and advertising revenues are recognized in the period that the advertisement is displayed. A significant portion of the Company's search advertising revenues are from a search service that is maintained by the Company and marketed by Wired Digital, Inc. ("Wired"). Revenues from this agreement are recorded in full and amounts allocable to the partner for marketing costs are included in sales and marketing expenses.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

     A portion of the advertising on the Wired search site is exchanged for advertisements on the web sites of other companies. These revenues and marketing expenses are recorded at the fair value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Wired site, and expense from barter transactions is recognized when advertisements are delivered on the other companies' web sites. Barter revenues and expenses were approximately $1,810,000 for the year ended September 30, 1998. Inktomi did not record revenue and expenses from barter agreements in the unaudited nine-month period ended June 30, 1999.

     Network products revenues represent primarily license, maintenance, upgrade and distribution fees for the Company's Traffic Server product. License and distribution fees are typically recognized when the software is delivered and all significant obligations have been met. Maintenance and upgrade revenues are recognized ratably over the life of support and upgrade agreements.

Computation of Historical Net Loss Per Share:

     Basic and diluted net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, which consist of stock options and warrants, have not been included in the computation of diluted net loss per share as their effect is anti-dilutive.

Foreign Currencies

     The balance sheets of the Company's U.K. subsidiary are translated into U.S. dollars at period end rates of exchange. Revenues and expenses are translated at average rates for the period. The resulting translation adjustments are included in stockholders' equity.

     Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in other expense. Such exchange gains (losses) have been immaterial to date.

Business Risk and Concentration of Credit Risk:

     The Company operates in the Internet industry, which is rapidly evolving and intensely competitive.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments (including money market accounts), short-term investments, and accounts receivable. The Company places its cash, cash equivalents, and short-term investments with major financial institutions and such deposits exceed federally insured limits.

     The Company does not require collateral, and maintains reserves for potential credit losses on customer accounts when deemed necessary. For the year ended September 30, 1998, four customers represented 35%, 16%, 14% and 12%, respectively, of accounts receivable and 10%, 0%, 21% and 8% of all revenue generated by the Company, at September 30, 1998. For the unaudited nine-month period ended June 30, 1999, one customer accounted for 12% of all revenue generated by the Company and a different customer accounted for 13% of accounts receivable at June 30, 1999, respectively.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

Recently Issued Accounting Pronouncements:

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains (losses) on available-for-sale investments. The components of comprehensive income are as follows (in thousands):

                                                    For the Year Ended     For the Nine Months
                                                    September 30, 1998     Ended June 30, 1999
                                                   --------------------   ---------------------
                                                                               (unaudited)
  Net loss......................................             $ (30,874)              $ (24,750)
  Unrealized gain on available for sale
         investments.............................                   --                     735
  Foreign currency translation losses...........                   (49)                   (132)
                                                             ---------               ---------
  Comprehensive net loss........................             $ (30,923)              $ (24,147)
                                                             =========               =========

     During 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, effective for the fiscal year ended September 30, 1999. The Company is currently determining the disclosures that may be required under this pronouncement.

     In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Inktomi believes that the adoption of SOP 98-1 will not have a material impact on its consolidated financial statements. SOP 98-1 will be effective for Inktomi's consolidated financial statements for the fiscal year beginning October 1, 1999.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for transactions entered into after March 31, 2000 and requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. Inktomi is currently assessing the impact of this new statement but does not expect any material effect on its consolidated financial position, liquidity or results of operation.

     In October 1998, Inktomi adopted SOP 97-2, Software Revenue Recognition, which was amended by SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, and SOP 98-9, Software Revenue Recognition. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 did not have a significant impact on the Company's revenue recognition policies.

Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim financial statements for the nine month period ended June 30, 1999 have been prepared on the same basis as the annual financial statements and reflect all adjustments that are necessary for the fair presentation of results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any interim period.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(2) Property and Equipment:

     Property and equipment consists of (in thousands):

                                                                                September 30, 1998    June 30, 1999
                                                                                -------------------   -------------
                                                                                                       (unaudited)
     Computer equipment  ...............................................                   $21,846        $ 36,323
     Furniture and fixtures  ...........................................                     1,494           2,471
     Leasehold improvements  ...........................................                       389           1,678
                                                                                           -------        --------
                                                                                            23,729          40,472
          Less accumulated depreciation and amortization  ..............                    (5,633)        (12,820)
                                                                                           -------        --------
          Property and equipment, net   ................................                   $18,096        $ 27,652
                                                                                           =======        ========

     The Company recognized losses for the abandonment of leasehold improvements with net book values of $605,000 due to a corporate relocations in March 1999. Assets acquired under capitalized lease obligations are included in computer equipment and furniture and fixtures and totaled $6,953,000 (including equipment previously purchased), with related amortization of $350,000 as of September 30, 1998.


(3) Income Taxes

     The principal items accounting for the difference between the income tax benefits computed using the United States statutory rate and the provision for income taxes are as follows (in thousands):

                                                                                    Nine Months
                                                              Year Ended               Ended
                                                          September 30, 1998       June 30, 1999
                                                          ------------------      --------------
                                                                                    (unaudited)
  Federal tax benefit at statutory rate  ...............           $(10,497)            $(8,415)
  State taxes, net of federal tax effect  ..............             (2,127)             (1,611)
  Permanent items  .....................................                (84)                (60)
  Other  ...............................................                234                 133
  Change in deferred tax asset valuation allowance  ....              2,706               2,267
  Research and experimentation credits  ................               (469)               (150)
  Unutilized net operating losses  .....................             10,237               7,836
                                                                   --------             -------
                                                                   $     --             $    --
                                                                   ========             =======

     Net deferred tax assets comprise (in thousands):

                                                          September 30, 1998     June 30, 1999
                                                          ------------------   ------------------
                                                                                   (unaudited)
  Net operating loss carryforwards  ....................           $ 16,601             $ 22,358
  Research and experimentation credit carryforwards  ...              1,318                1,526
  Other liabilities and reserves  ......................                767                1,402
  Property and equipment  ..............................               (666)                (356)
  Acquired technology  .................................                173                   45
  Deferred revenue  ....................................                524                2,138
  Valuation allowance  .................................            (18,717)             (27,113)
                                                                   --------             --------
     Net deferred tax assets  ..........................           $     --             $     --
                                                                   ========             ========

                              INKTOMI CORPORATION
                              -------------------

     NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

     Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. Should the Company achieve profitability, these deferred tax assets may be available to offset future income tax liabilities and expenses.

     At June 30, 1999 (unaudited), the Company had the following carryforwards available to reduce future taxable income and income taxes (in thousands):

                                                                                                   June 30, 1999
                                                                                             -------------------------
                                                                                               Federal        State
                                                                                             -----------   -----------
                                                                                                    (unaudited)
   Net operating loss carryforwards......................................................       $ 87,845      $ 43,646
   Research and experimentation credit carryforwards.....................................       $  1,391      $    750

     The federal and state net operating loss carryforwards expire through 2019 and 2004, respectively, and the research and experimentation credits expire through 2004.

     For federal and state tax purposes, the Company's net operating loss and research and experimentation credit carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur, as defined by federal and state tax laws.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(4) Notes Payable and Line of Credit (dollars in thousands):

                                                                              September 30,  1998   June 30, 1999
                                                                              -------------------   -------------
                                                                                                     (unaudited)
   Bank line (1)..........................................................               $   352         $ 3,500
   Equipment notes (2)....................................................                 3,389           7,193
   Bank term note (3).....................................................                 1,167             611
   Other bank note (4)....................................................                   490              --
   Notes payable (5)......................................................                 2,521           1,563
   Other notes payable (6)................................................                   380             204
                                                                                         -------         -------
                                                                                           8,299          13,071
   Less current portion...................................................                (3,921)         (5,117)
                                                                                         -------         -------
   Notes payable, less current portion....................................               $ 4,378         $ 7,954
                                                                                         =======         =======

__________
(1) The Company has a $2,500 revolving bank line of credit collateralized by substantially all assets. Amounts borrowed under the line require monthly payments at prime (8.5% at September 30, 1998 and June 30, 1999. Borrowings under the facility are repayable in 36 equal monthly installments plus interest at 0.25% over prime (8.75% at September 30, 1998 and 8.0% at June 30, 1999). The master bank credit agreement requires the Company to comply with certain financial covenants related to working capital, tangible net worth and debt service and liquidity coverage. Pursuant to the agreement, the Company may not distribute cash dividends. As of September 30, 1998, the Company was in compliance with the covenants. The Company has a subordinated loan with a financing company in which the Company has the ability to borrow up to $3,000, in minimum installments of $500 each through March 2000 (as of June 30, 1999, the entire $3,000 had been borrowed under the terms of the loan agreement). This loan was assumed as a part of the WebSpective acquisition. The repayment schedule for each installment consists of nine monthly payments of interest only, followed by 27 monthly payments of principal and interest. The loan is subordinate in right of payment of interest and principal to the equipment line, bears interest at 3.5% over prime (1.25% at June 30, 1999), and is collateralized by substantially all the assets of the Company.
(2) The equipment notes include five loans. The first loan for $1,750 has monthly payments of interest only until May 1998 and then is payable in equal monthly payments of $49 plus interest at 0.5% over prime (9.0% at September 30, 1998 and 8.25% at June 30, 1999) through April 2001. The second loan for $2,000 has monthly payments of $56 plus interest at 0.25% over prime (8.75% at September 30, 1998 and 8.0% at June 30, 1999) and matures in June 2001. The third loan for $4,722 has monthly payments of $139 plus interest at 0.25% over prime (8.0% at June 30, 1999) and matures in June 2002. The fourth loan for $185 has equal monthly payments of $5 plus interest at 1% over prime (9.5% at September 30, 1998 and 8.75% at June 30,
    1999) through July 2001. The fifth loan for $101 has monthly payments of $3 plus interest at 1% over prime (9.5% at September 30, 1998 and 8.75% at June 30, 1999) through July 2001. The fourth and fifth loans were assumed as part of the WebSpective acquisition. The notes have collateralization and covenant requirements consistent with the bank line of credit as described above.
(3) The bank term note of $2,000 is payable in equal monthly payments of $56 plus interest at 0.5% over prime (9.0% at September 30, 1998 and 8.25% at June 30, 1999) through June 2000. The note has collateralization and covenant requirements consistent with the bank line of credit as described above.
(4) The other bank note consists of a term note obtained by C\\2\\B Technologies Inc., an Inktomi subsidiary. The maturity of this note was accelerated with the change of control of C\\2\\B Technologies, Inc. in September 1998. The 8.5% note was paid in full in November 1998.
(5) The notes payable are payable in equal monthly payments of $103 and $5 which includes interest of 5.7% and 5.6% through September 2000 and November 2000, respectively. The notes are collateralized by all equipment purchased with the proceeds from the notes.
(6) Other notes payable are payable in equal monthly payments totaling $20 through March 2000, with a final balloon payment of $60. The notes payments include interest of 18.0%. The notes are collateralized by all equipment purchased with the proceeds from the notes.

     Scheduled maturities of long-term debt at September 30, 1998 are as follows:


    Years ending:
       September 30, 1999..................................................................................  $ 3,921
       September 30, 2000..................................................................................    3,430
       September 30, 2001..................................................................................      948
                                                                                                             -------
                                                                                                             $ 8,299
                                                                                                             =======

     The carrying value of notes payable approximated fair value as the related interest rates approximate market rates.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(5) Accrued Liabilities:

     Accrued liabilities comprise (in thousands):

                                                                                    September 30, 1998      June 30, 1999
                                                                                    ------------------      -------------
                                                                                                              (unaudited)
  Accrued payroll, vacation and bonuses  ..................................                     $4,028         $3,697
  Other accrued liabilities  ..............................................                      3,367          5,596
                                                                                                ------         ------
     Total accrued liabilities  ...........................................                     $7,395         $9,293
                                                                                                ======         ======

(6) Commitments:

     The Company has entered into noncancellable operating leases for office space and equipment and capital leases for equipment with original terms ranging from six to 60 months. The future minimum lease payments under these leases at June 30, 1999 are as follows (in thousands):

                                                                                        Operating           Capital
                                                                                          Leases             Leases
                                                                                          -------            ------
   Three months ending September 30, 1999..................................                     $ 1,892         $   389
   Years ending September 30,:
       2000................................................................                       5,560           2,948
       2001................................................................                       6,892           2,613
       2002................................................................                       8,175               6
       2003................................................................                       7,161              --
       2004................................................................                       7,155              --
       Thereafter..........................................................                      47,396              --
                                                                                                -------         -------
   Total minimum lease payments............................................                    $ 84,231         $ 5,956
                                                                                                =======
   Less amount representing interest.......................................                                        (744)
                                                                                                                 -------
   Present value of minimum lease payments.................................                                       5,212
   Less current portion....................................................                                      (2,643)
                                                                                                                 -------
   Capital lease obligations, less current portion.........................                                     $ 2,569
                                                                                                                 =======

     In October 1998, the Company signed a lease for new office space located in Foster City, California. This lease commenced in September 1999, for a duration of 11 years thereafter. During the term of the lease, Inktomi is to occupy a total of 177,147 square feet, incurring a minimum lease obligation of $79,928,000. In connection with this lease agreement, Inktomi paid a cash security deposit of $1,308,000 in October 1998 and provided a supplemental deposit in the form of a letter of credit in the amount of $4,844,000 in January 1999.

(7) Stockholders' Equity:

     In June 1998, all 19.5 million shares of Preferred Stock were converted into 26.3 million shares of Common Stock of the Company.

     In June 1998, the stockholders of the Company approved an amendment to the Company's certificate of incorporation authorizing 10,000,000 shares of undesignated Preferred Stock of which the Board of Directors has the authority to issue and to determine the rights, preferences and privileges.

     In June 1998, the Company raised $46.9 million, net of issuance costs, from an initial public offering of 4,712,994 shares of Common Stock and other stock offerings including the issuance of common stock for cash, notes, services, and the exercises of common stock options and warrants.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

     In November 1998, the Company completed a secondary offering of its Common Stock in which it sold 1,332,536 shares raising $88.9 million, net of issuance costs and underwriters' discounts.

(8) Deferred Compensation and Other:

     Deferred compensation and other includes (in thousands):

                                                                                 September 30, 1998   June 30, 1999
                                                                                 ------------------   -------------
                                                                                                       (unaudited)
  Deferred compensation  ...................................................               $(2,496)        $(3,625)
  Warrants issued and options granted to consultants  ......................                   239           1,917
  Shareholder loans  .......................................................                (1,113)           (740)
  Cumulative foreign exchange adjustment  ..................................                   (49)           (181)
  Unrealized losses on short-term investments  .............................                    --             735
                                                                                           -------         -------
     Total deferred compensation and other equity  .........................               $(3,419)        $(1,894)
                                                                                           =======         =======


(9) Warrants:

     In 1997 and 1998, the Company issued warrants to a customer and financial providers to purchase Common Stock.

     In May 1999, a warrant holder elected to exercise its warrant to purchase 400,944 shares of Common Stock. As a result of a net exercise, the Company issued 392,117 shares of Common Stock to the warrant holder.

     At June 30, 1999 (unaudited) the following warrants were outstanding:

                                                              Common Stock      Exercise Price         Expiration Dates
                                                             ---------------   -----------------   -------------------------
  Common Stock  .........................................            835,402          $  137,841          April 2002
  Common Stock  .........................................              6,668          $   25,005          August 2001
  Common Stock  .........................................            194,446          $2,925,024           June 2002
  Common Stock  .........................................              8,939          $  180,000          April 2002
  Common Stock  .........................................             15,337          $  500,288           June 2003

     At June 30, 1999 (unaudited), all warrants were exercisable. Subsequent to June 30, 1999, a warrant holder elected to exercise its warrant to purchase 15,337 shares of Common Stock.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(10) Stock Options:

     Pursuant to the Inktomi Corporation 1998 Stock Plan, its 1996 Equity Incentive Plan, the C\\2\\B Technologies Inc. 1997 Stock Plan (the "Plans"), as amended, the Impulse! Buy Network 1997 Stock Option Plan (the "Impulse Plan"), and the WebSpective 1997 Stock Option Plan (the "WebSpective Plan"), employees, directors and consultants of the Company may be granted options to purchase shares of Common Stock. At September 30, 1998, 2,000,000 shares of Common Stock were reserved under the 1998 plan and 111,023 shares were authorized under the Impulse Plan and 175,197 shares of Common Stock were reserved under the WebSpective Plan. At September 30, 1998, shares were no longer available for issuance from the 1996 and 1997 plans. Options granted under the Plans, the Impulse Plan and the WebSpective Plan include incentive stock options and nonqualified stock options. Stock options granted under the Plans the Impulse Plan and the WebSpective Plan generally vest over 36 to 50 months and are also immediately exercisable but subject to repurchase at cost in the event that the individual ceases to be an employee or provide services to the Company. Repurchase rights lapse on the original vesting schedule. Prior to the adoption of the Plans, the Impulse Plan and the WebSpective Plan, the Company granted nonqualified stock options to purchase Common Stock to certain employees and consultants. Options have a term of generally 10 years.

     A summary of the activity under the Plans, the Impulse Plan and the WebSpective Plan is set forth below (in thousands, except per share amounts):

                                                                                     Exercise       Aggregate        Weighted
                                                                                    Price Per        Exercise        Average
                                                                      Shares          Share           Price       Exercise Price
                                                                   ------------   --------------   ------------   --------------
------------------------------------------
  Outstanding at October 1, 1997.................................        3,927      $0.06-$ 1.95         1,095            $ 0.28
  Granted........................................................        3,477      $1.34-$53.75        36,896            $10.61
  Exercised......................................................       (1,566)     $0.11-$10.50        (1,418)           $ 0.91
  Canceled.......................................................         (373)     $0.45-$18.00          (226)           $ 0.61
                                                                        ------                        --------
  Outstanding at September 30, 1998..............................        5,465      $0.06-$53.75        36,347            $ 6.65
  Granted (unaudited)............................................        3,107      $0.80-$84.75       199,133            $64.10
  Exercised (unaudited)..........................................         (680)     $0.17-$61.63        (2,210)           $ 3.45
  Canceled (unaudited)...........................................         (189)     $0.23-$ 4.03        (1,580)           $ 8.40
                                                                        ------                        --------
  Outstanding at June 30, 1999 (unaudited).......................        7,703      $0.06-$84.75      $231,690            $30.08
                                                                        ======                        ========

     At June 30, 1999, there were 1,709,274 shares which were subject to repurchase.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

     The following table summarizes information with respect to stock options outstanding at June 30, 1999 (unaudited):

                                                 Options Outstanding                                Options Exercisable
                           ---------------------------------------------------------------   ---------------------------------

                                                       Weighted
                                                       Average               Weighted            Number           Weighted
                                 Number               Remaining               Average          Exercisable         Average
        Range of              Outstanding          Contractual Life          Exercise          At June 30,        Exercise
    Exercise Prices         at June 30, 1999           (Years)                 Price              1999              Price
------------------------   ------------------   ----------------------   -----------------   ---------------   ---------------
     $ 0.06-  5.25           3,163,913                     7.38                $ 0.97           3,163,913            $ 0.97
     $ 6.50-$31.00           1,824,396                     9.09                $22.82           1,824,396            $22.82
     $39.53-$84.75           2,715,373                     9.76                $69.93           2,715,373            $69.93

     In connection with the completion of the Company's initial public offering and the acquisitions of C\\2\\B, Impulse! Buy and WebSpective, certain options granted in 1997 and 1998 have been considered to be compensatory. Compensation associated with such options for the year ended September 30, 1998 amounted to $2,803,000. Of these amounts, $410,000 was charged to operations for the year ended September 30, 1998 and $3,012,000 will be charged to operations during the remaining period to 2002.

     The following information concerning the Plans, the Impulse Plan and the WebSpective Plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for all Plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations; accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the Common Stock's fair market value on the date of grant, where the number of options and exercise price are fixed. The difference between the fair value of the Company's Common Stock and the exercise price of the stock option is recorded as deferred stock compensation, and is amortized to compensation expense over the vesting period of the underlying stock option.

     The fair value of each employee and director stock option grant has been estimated on the date of grant using the minimum value method for grants in the period February 2, 1996 (date of inception) to September 30, 1996, the year ended September 30, 1997. For the year ended September 30, 1998, the fair value has been estimated using the Black-Scholes Option Pricing Model. The weighted average fair values for the year ended September 30, 1998, was $10.50. The following assumptions were used in determining the fair value of options granted:

   Net loss--Historical.............................................................       September 30, 1998
                                                                                           ------------------
   Risk-free interest rates.........................................................            5.30%-6.60%
   Expected life....................................................................              5 years
   Dividends........................................................................                0%
   Volatility.......................................................................               140%

     The following comprises the pro forma information pursuant to the provisions of SFAS No. 123 (in thousands):

                                                                                        September 30,  1998
                                                                                        -------------------
   Net loss--Historical..............................................................             $(30,874)
   Net loss--Pro Forma...............................................................             $(32,416)

     These pro forma amounts may not be representative of the effects on pro forma net loss for future years as options vest over several years and additional awards are generally made each year.

                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(11) Related Party Transaction:

     In April 1998, the Company provided a loan to a corporate officer to exercise Common Stock options. The loan totaled $666,000 and is repayable to the Company in April 2002, plus interest at a rate of 5.69%. The loan is collateralized by the underlying Common Stock purchased. At June 30, 1999, $178,000 of the principal loan balance remains outstanding.

     In August and October 1999, the Company provided loans to an employee totaling $2.2 million. The loans are repayable to the Company in August and October 2003 with interest at a rate of 5.96%. The loans are collateralized by the personal assets of the employee.

     The Company holds equity securities as short-term investments in certain customers at June 30, 1999. These customers attributed $1,361,000 of accounts receivable and $5,942,000 of revenue as of and for the nine month period ended June 30, 1999.

(12) 401(k) Profit Sharing Plan:

     In May 1996, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan") which covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute up to 20% of gross compensation not to exceed the annual 402(g) limitation for any plan year. The Company may make discretionary contributions. The Company has made no contributions during the period ended September 30, 1998 and the unaudited nine month period ended June 30, 1999.

(13) Earnings Per Share ("EPS"):

     The following is a reconciliation of the numerator and denominator used to determine basic and diluted EPS (in thousands, except per share amounts):


                                                                  For the Year Ended     For the Nine Months     For the Nine Months
                                                                 September 30,  1998    Ended June 30,  1998    Ended June 30,  1999
                                                                 --------------------   ---------------------   --------------------
                                                                                             (unaudited)             (unaudited)
   Numerator--Basic and Diluted EPS............................
     Net loss  ................................................             $(30,874)               $(19,368)              $(24,750)
                                                                            ========                ========                ========
   Denominator--Basic and Diluted EPS
     Weighted average Common Stock outstanding  ...............               39,626                  36,971                 49,971
                                                                            ========                ========                ========
   Basic and diluted loss per common share  ...................             $  (0.78)               $  (0.52)              $  (0.50)
                                                                            ========                ========                ========
   Securities not included as they would be anti-dilutive  ....                6,964                   4,710                  8,764
                                                                            ========                ========                ========


                              INKTOMI CORPORATION

            (Information as of June 30, 1999 and for the nine month
                        period then ended is unaudited)

(14) Supplemental Disclosure of Cash Flow Information (in thousands):

                                                                     For the               For the               For the
                                                                   Year Ended            Nine Months           Nine Months
                                                               September 30, 1998    Ended June 30, 1998   Ended June 30, 1999
                                                               -------------------   -------------------   -------------------
                                                                                         (unaudited)           (unaudited)
Accounts payable related to purchase of property and
 equipment...................................................             $ 1,473                 $   --                $   --
                                                                          =======                 ======                ======
Exercise of Common Stock options in exchange for note
 receivable..................................................             $   666                 $   --                $   --
                                                                          =======                 ======                ======

Stock options issued as compensation for services rendered...             $    36                 $   --                $   --
                                                                          =======                 ======                ======
Capital lease obligations incurred for fixed assets..........             $    63                 $   47                $   --
                                                                          =======                 ======                ======
Note payable issued in exchange for fixed assets.............             $    87                 $   --                $   --
                                                                          =======                 ======                ======
Notes received from shareholders in exchange for Series B
 Preferred Stock.............................................             $   146                 $  146                $  153
                                                                          =======                 ======                ======

Notes received from employees in connection with exercise
 of options to purchase Common Stock.........................             $    95                 $   95                $   --
                                                                          =======                 ======                ======

Cancellation of employee note in connection with repurchase
 of Common Shares held in Treasury...........................             $    (8)                $   --                $   --
                                                                          =======                 ======                ======
Assets acquired under capital lease..........................             $ 6,939                 $1,705                $   --
                                                                          =======                 ======                ======
Common Stock issued in exchange for prepaid advertising
                                                                          $   285                 $   --                $   --
                                                                          =======                 ======                ======

Retirement of Common Stock held in Treasury..................             $    --                 $   --                $   12
                                                                          =======                 ======                ======
Cash paid for interest.......................................             $    26                 $  406                $1,359
                                                                          =======                 ======                ======


(15) Subsequent Events:

     In August 1999, the Company completed the sale of 2,447,275 shares of Common Stock to the public, raising $216.2 million, net of issuance costs and underwriters' discounts.